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                                                                    Exhibit 12.1
TRANSDIGM INC.
Computation of Ratio of Earnings to Fixed Charges


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
                                                                                             Pro Forma
                                             1994      1995      1996      1997      1998      1998
                                            ------    ------    ------    ------    ------   ---------
Earnings:
  Total earnings (loss)                    $(5,323)   $ (261)   $1,175    $3,172   $14,137    $8,773
  Income tax provision (credit)             (2,307)      134     2,045     5,193    12,986     5,376
  Extraordinary Item                                                       1,462
                                           ---------------------------------------------------------
  Pre-tax earnings (loss)                   (7,630)     (127)    3,220     9,827    27,123    14,149
                                           ---------------------------------------------------------

Fixed charges:
  Interest charges                           4,823     5,193     4,510     3,463     3,175    22,789
  Interest factor of operating rents           198       190       188       178       197       197
                                           ---------------------------------------------------------
  Total fixed charges                        5,021     5,383     4,698     3,641     3,372    22,986
                                           ---------------------------------------------------------

Earnings as adjusted                        (2,609)    5,256     7,918    13,468    30,495    37,135
                                           ---------------------------------------------------------

Ratio of earnings to fixed charges               -         -       1.7       3.7       9.0       1.6
                                           ---------------------------------------------------------

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